January 19, 2011

Contact:
Investors Jay Gould Jay.Gould@huntington.com	Media Maureen Brown Maureen.Brown@Huntington.com

(614) 480-4060	(614) 480-5512

Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878

HUNTINGTON BANCSHARES REPURCHASES WARRANT FROM THE            U.S. DEPARTMENT OF THE
TREASURY

COLUMBUS, Ohio, January 19, 2011 — Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that it has repurchased the warrant the company had issued to the U.S. Department of the Treasury as part of the TARP Capital Purchase Program. Huntington and the U.S. Department of the Treasury agreed upon a repurchase price of $49.1 million for the warrant, which had entitled the U.S. Department of the Treasury to purchase 23,562,994 shares of the company’s common stock.

“We are pleased that the repurchase of this warrant closes our relationship with the U.S. Department of the Treasury with regard to the TARP capital,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Last month, when we announced the repayment of our TARP capital, we noted that doing so positioned us to pursue capital deployment actions that would benefit our shareholders. The repurchase of this warrant exemplifies this as it removes any possible future dilutive impact that the warrant could have on our stock value.”

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) credit quality performance could worsen due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) extended disruption of vital infrastructure; and (7) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the newly created Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. In addition, consummation of the above referenced offerings are subject to customary conditions to closing set forth in underwriting agreements that Huntington has entered into in connection with the offerings. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has more than 600 branches and also offers retail and commercial financial services online; through its telephone bank; and through its network of over 1,350 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area, as well as selected New England states.

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